Contact at Winthrop Realty Liquidating Trust
Carolyn Tiffany
Investor or Media Inquiries
Phone: (617) 570-4614; e-mail: ctiffany@firstwinthrop.com

FOR IMMEDIATE RELEASE
August 11, 2016

WINTHROP REALTY LIQUIDATING TRUST TO MAKE DISTRIBUTION OF $1.00 PER BENEFICIAL INTEREST
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One East Erie, Chicago, Illinois Property Sold-Waterfront Loan Satisfied

FOR IMMEDIATE RELEASE – BOSTON, MASSACHUSETTS, August 11, 2016—Winthrop Realty Liquidating Trust (the “Trust”) announced today the sale of its One East Erie office property located in Chicago, Illinois.  After satisfying all closing costs associated with the sale, the Trust received an aggregate of approximately $46.8 million from the sale.  The amount received is consistent with Winthrop Realty Trust’s most recently reported liquidation value attributable to this asset.

In addition, the $11.0 million mezzanine loan indirectly secured by Waterfront Plaza, Honolulu, Hawaii and held by the Trust’s Concord Debt Holdings venture, in which the Trust holds a two-thirds interest, was satisfied in full.  The amount received is consistent with Winthrop Realty Trust’s most recently reported liquidation value attributable to this asset.

As a result of the sale of One East Erie and the payoff of the Waterfront mezzanine loan, the Trust’s trustees have approved a liquidating distribution of $1.00 per common beneficial interest in the Trust payable in cash on or about August 23, 2016.  For tax purposes, no gain or loss was recognized on the property sale or the loan payoff and the liquidating distribution is considered a return of capital.

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About Winthrop Realty Liquidating Trust

Winthrop Realty Liquidating Trust was formed to continue the liquidation process of remaining assets held by Winthrop Realty Trust at August 5, 2016.  The Trust’s sole purpose is to continue to seek to sell these assets in an orderly fashion to maximize value to its beneficiaries.  Subject to certain exceptions related to transfer by will, intestate succession or operation of law, interests in the Trust are not transferable, nor do beneficiaries have authority or power to sell or in any other manner dispose of their interest in the Trust.  For more information about the Trust’s remaining assets, please visit our web-site at www.winthropreit.com.